                                                                    EXHIBIT 10.7





                             RENAL CARE GROUP, INC.

                                      and

                       INDIANA DIALYSIS MANAGEMENT, P.C.

                      MEDICAL DIRECTOR SERVICES AGREEMENT

                                  INDIANA/OHIO

                                    CONTENTS

ARTICLE I   SERVICES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      1
         1.1   Engagement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      1
         1.2   Responsibilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      1
         1.3   Policies and Procedures  . . . . . . . . . . . . . . . . . . . . . . . . . . . .      3
         1.4   Records  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      3
         1.5   Medical Staff  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      3
         1.6   Coverage . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      3
ARTICLE II   TERM AND TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      3
         2.1   Term . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      3
         2.2   Termination By Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . .      4
         2.3   Termination Without Cause  . . . . . . . . . . . . . . . . . . . . . . . . . . .      4
         2.4   Termination for Cause  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      4
         2.5   Effect of Termination or Expiration  . . . . . . . . . . . . . . . . . . . . . .      4
ARTICLE III   COMPENSATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      5
         3.1   Compensation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      5
         3.2   Additional Compensation  . . . . . . . . . . . . . . . . . . . . . . . . . . . .      5
         3.3   Additional Effect of Termination . . . . . . . . . . . . . . . . . . . . . . . .      5
ARTICLE IV   STATUS OF PARTIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      6
         4.1   Tax Status . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      6
         4.2   No Delegation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      6
         4.3   Access to Records  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      6
ARTICLE V   INSURANCE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      6
         5.1   Minimum Insurance Coverage . . . . . . . . . . . . . . . . . . . . . . . . . . .      6
         5.2   Continuing Coverage  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      7
         5.3   Evidence of Coverage . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      7
ARTICLE VI   REPRESENTATIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      7
         6.1   Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . . . .      7
ARTICLE VII   POST-EMPLOYMENT, CONFIDENTIALITY, NONCOMPETITION AND NONSOLICITATION COVENANT . .      8
         7.1   Additional Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      8
ARTICLE VIII   MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     10
         8.1   Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     10
         8.2   Amendments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     10
         8.3   Assignability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     10
         8.4   Severability and Termination Provisions  . . . . . . . . . . . . . . . . . . . .     10
         8.5   Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     11
         8.6   Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     11
         8.7   Construction of the Agreement and Binding Effect . . . . . . . . . . . . . . . .     11

8.8   Non-Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     11
8.9   Disputes and Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . .     11

                      MEDICAL DIRECTOR SERVICES AGREEMENT
                     (GROUP PRACTICE/FREESTANDING FACILITY)


         THIS MEDICAL DIRECTOR SERVICES AGREEMENT (the "Agreement") is made and entered into this day of 12th day of February, 1996, to be effective as provided for hereinbelow, by and between RENAL CARE GROUP, INC., a Delaware corporation (the "COMPANY"), and INDIANA DIALYSIS MANAGEMENT, P.C., an Indiana professional corporation (the "GROUP").

                              W I T N E S S E T H:

         WHEREAS, the COMPANY owns and operates five (5) renal dialysis facilities located at Ft. Wayne, Marion, New Haven, Warsaw, Indiana and Bryan, Ohio (such facilities collectively referred to as "Facility") which provides outpatient, acute and home dialysis services;

         WHEREAS, the COMPANY desires to engage a single group of nephrologists skilled in dialysis center administration to provide medical director services at the Facility;

         WHEREAS, the GROUP desires to provide medical director services to the COMPANY at the Facility, and is willing to engage for this purpose a physician or physicians licensed to practice medicine and prescribe drugs without restriction in the States of Indiana and Ohio, who specialize in nephrology and dialysis services, and are experienced in dialysis center administration.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties as herein set forth, the receipt and sufficiency of such consideration being hereby acknowledged, the parties agree as follows:

                                   ARTICLE I
                                    SERVICES

         1.1 Engagement. The COMPANY shall engage the services of the GROUP and the GROUP shall provide services for the COMPANY as medical director of the Facility. In such capacity, the GROUP shall perform the services customarily performed by medical directors of dialysis facilities and such additional or other tasks related to the oversight of dialysis treatments being administered at the Facility as designated by the COMPANY. The GROUP shall devote its ability and effort to provide for the proper medical quality and conduct of the Facility and its operations; provided, however, operational decisions regarding the Facility shall be made solely by the COMPANY.

         1.2 Responsibilities. Without limiting the generality of the foregoing, the GROUP shall provide the following services:

              (a) Ensure proper administration and execution of the Facility's patient care policies through the Facility's Head Nurse;

              (b) Provide medical expertise to the Facility's nursing staff through the Facility's Head Nurse;

              (c) Oversee the Facility's physical facilities and assets and the daily operation and maintenance of dialysis equipment;

              (d) Ensure policies are in place for assuring the availability of personnel capable of handling emergency situations should they arise;

              (e) Develop needs analyses, and implement and monitor Facility training programs, including in-service training to patients;

              (f) Review and approve water analysis results and monthly culture reports;

              (g) Participate in on-site governmental and managed care organization surveys upon request of the COMPANY; review federal, state and local survey reports and, as needed, participate in the development and implementation of appropriate plans of correction;

              (h) Require a physician to review all Facility incident reports, patient complaints and quality management reviews and implement corresponding actions, if necessary;

              (i) Make available to the members of the medical staff of the Facility an appropriate physician to serve in a counseling capacity and serve as the Facility's governing body representative to such physicians;

              (j) Make available an appropriate physician to attend periodic conferences upon request of the COMPANY's Medical Advisory Board;

              (k) Provide those other functions required of the Facility's medical director as generally required of medical directors in similar facilities;

              (l) Present recommendations to the Regional Chief Executive Officer, Regional Chief Operating Officer or the Executive Vice President, Chief Operating Officer of the COMPANY, Head Nurse of the Facility, or other persons designated by the COMPANY respectively, concerning policies and procedures for the Facility to be submitted for the COMPANY's Medical Advisory Board approval, which polices and procedures shall be in accordance with the requirements of Medicare and Medicaid and as well as with applicable state and federal laws, rules and regulations;

              (m) Make available an appropriate physician to act as liaison with the Facility's affiliated medical institutions and renal transplant centers;

              (n) Oversee the Facility's overall quality management program, procedures to promote the consistency and quality of all dialysis services provided at the Facility by physician and non-physician personnel and at all times operate the Facility so it is in compliance with all applicable governmental requirements;

              (o) Cooperate with the COMPANY's insurance carriers and/or its designees regarding any claims, investigations or lawsuits involving the services provided hereunder and immediately notify the COMPANY upon receipt of notification of any such claim, investigation or lawsuit; and

              (p) Require its physicians to obtain and maintain from the Facility privileges sufficient to perform the obligations hereunder and meet COMPANY's quality standards as set by the Medical Advisory Board.

         1.3 Policies and Procedures. The GROUP shall advise the COMPANY on the Facility's compliance with governmental regulations including, but not limited to, those which require renal care facilities to maintain and implement a policy and procedures manual describing:

              (a) The types of dialysis used in the Facility and the procedures followed in performance of each type of dialysis;

              (b) Procedures for implementing universal precautions for the prevention of disease transmission;

              (c) Procedures for properly handling blood-borne and infectious pathogens; and

              (d)  A disaster readiness plan.

         1.4 Records. The GROUP shall assure the current status of all medical and business records relating to the care and treatment of patients in the Facility in accordance with COMPANY policies and applicable regulations of governmental agencies and report any deficiencies to the COMPANY's Medical Advisory Board to address.

         1.5 Medical Staff. The GROUP shall review the applications of physicians requesting to attend to patients at the Facility and forward a recommendation concerning such applications to the COMPANY's Medical Advisory Board. The GROUP, in concert with the appropriate medical staff committee(s), shall maintain oversight of all disciplinary actions with regard to any matter of such physicians or patient care personnel as needed to assure the quality of services and conformity to COMPANY and Facility rules and policies.

         1.6 Coverage. The GROUP shall make available one or more physicians, at a minimum, to provide services for Facility at each site. Should the Facility's patient case load increase, the COMPANY may increase the GROUP's on-site obligation coverage accordingly and the GROUP shall provide such coverage.

                                   ARTICLE II
                              TERM AND TERMINATION

         2.1 Term. This Agreement shall become effective as of 12:01 a.m. on February 12, 1996 (the "Effective Date") and shall remain in full force and effect until 12:00 p.m. midnight on the seventh (7th) anniversary of the Effective Date, unless otherwise earlier terminated as provided in this Article II (the "Initial Term"). Following the Initial Term, this Agreement may be renewed by the COMPANY by written notice to the GROUP for successive terms of three (3) year(s) duration each (the "Renewal Terms"), unless otherwise earlier terminated as provided in this Article II.

         2.2 Termination By Agreement. If the COMPANY and the GROUP shall mutually agree in writing, this Agreement shall be terminated on the time and date stipulated therein.

         2.3 Termination Without Cause. The COMPANY may terminate this Agreement at the end of the Initial Term or any Renewal Term by giving ninety
(90) days prior written notice to the GROUP of such intention to terminate.

         2.4 Termination for Cause. The COMPANY may terminate this Agreement and all rights and liabilities created by this Agreement immediately, except for those relating to Article VII, at any time for cause including, but not limited to the GROUP's (or any one of its physician's(s')) dishonesty, misconduct, misappropriation of funds, disparagement of the COMPANY, the Facility or any of their representatives or employees, refusal to perform properly designated tasks, negligence in the performance of medical or other functions, suspension or revocation of the GROUP's license(s) to conduct business or any licenses or authorizations of its physician(s), including medical license(s), board certifications or board eligibility, medical staff membership(s), clinical privilege(s) or authorization(s) or ability to prescribe drugs, commission or conviction, including a plea of nolo contendere, of any felony or of any crime involving moral turpitude, act or omission that could be detrimental to the reputation of the Facility or the COMPANY, failure to perform or observe any of the terms or provisions of this Agreement, breach of any terms or provisions of this Agreement, reprimand by a federal or state regulatory or professional oversight board, any expulsion or other discipline by the medical staff or management of any health care facility where one of the physicians of the GROUP enjoys membership or clinical privileges, or failure of any of the GROUP's representations in this Agreement. The GROUP shall notify the COMPANY immediately upon learning of any event described in the foregoing sentence. Upon the occurrence of any event described herein this Section 2.4, the COMPANY agrees not to terminate this Agreement if, within ten (10) days of the COMPANY's request: (i) the GROUP agrees that any GROUP physician who is the subject of such cause will not provide services under this Agreement, and (ii) such GROUP physician agrees to tender immediately in writing a voluntary resignation of such physician's privileges to attend patients at the Facility.

         2.5  Effect of Termination or Expiration.

              (a) Following the expiration of this Agreement or its termination for any reason, the GROUP shall not interfere with any intent by the COMPANY to contract with any other individual or entity for the provision of medical director services. Following termination of this Agreement for cause, the GROUP shall not permit any of its physicians to enjoy any clinical privileges or Facility physician staff membership at the Facility. If any physician's employment or contractual relationship with the GROUP is terminated for cause, the GROUP shall deliver to COMPANY such physician's resignation of his or her privileges at the Facility effective immediately. In the event the GROUP's termination is due to either a reprimand or disciplinary action, the GROUP shall have the right to appeal to the Medical Advisory Board of the COMPANY. The ruling of the Medical Advisory Board shall be deemed final and the GROUP shall waive any additional right of procedural due process or other right to any challenge or review of any such change in status as an attending physician (s) or medical director as may be granted pursuant to the COMPANY's or the Facility's policies or other authorizations. The GROUP, in it sole discretion, may use its right of appeal to appeal a request of the COMPANY made of the GROUP pursuant to Paragraph 2.4 above.

              (b) Following the expiration or termination of this Agreement and the termination or resignation of a physician from the GROUP, the GROUP shall maintain for itself and each of the physicians provided hereunder, with insurer(s) licensed to transact insurance in the States of Indiana and Ohio, prior acts coverage with policy limits and with a retroactive date sufficient to cover any claims arising out of acts which occurred from the Effective Date of this Agreement through and including the date of such termination or obtain an extended reporting endorsement for two (2) years, all as acceptable to the COMPANY. The GROUP shall provide evidence of such coverage to COMPANY upon request.

                                  ARTICLE III
                                  COMPENSATION

         3.1 Compensation. In consideration of the services, covenants, and agreements agreed to be performed by the GROUP during the Initial or any Renewal Term of this Agreement, the COMPANY shall pay the GROUP an amount equal to the sum of Two Hundred Twenty-Eight Thousand Dollars ($228,000) per calendar year 1996, Two Hundred Seventy-Seven Thousand Dollars ($277,000) per calendar year 1997, and Three Hundred Twenty-Six Thousand Dollars ($326,000) per calendar year 1998 and every year thereafter during the term of this Agreement. Such amount shall be payable monthly. The GROUP agrees to accept this payment by the COMPANY as the total compensation for all services, covenants and agreements pursuant to this Agreement; provided however, ninety (90) days prior to each annual anniversary of the Effective Date of the Initial Term and any Renewal Term, the parties shall discuss in good faith whether any adjustment to the compensation described in Article III herein would be appropriate to reflect the value of the services provided hereunder by the GROUP and the medical director services required by the Facility for each year of this Agreement. No change to the compensation shall be made unless both the parties agree in writing and any such change shall be effective for at least twelve (12) months from the effective date of such change.

         3.2 Additional Compensation. In consideration for the covenant not to compete and other agreements in Article VII, the COMPANY has of even date herewith granted the GROUP an option to purchase 37,500 shares of the common stock of the COMPANY as set forth in that certain Renal Care Group, Inc. Non-Qualified Stock Option Agreement of even date herewith between the COMPANY and the GROUP.

         3.3 Additional Effect of Termination. If either the COMPANY or the GROUP terminates this Agreement or it expires before the end of a Facility pay period, the compensation shall be pro-rated on a daily basis for purposes of calculating the amount of compensation due GROUP through the date of termination or expiration. The COMPANY may offset any sums owing it due from GROUP from such owed sums.

                                   ARTICLE IV
                               STATUS OF PARTIES

         4.1 Tax Status. It is mutually understood that the physician(s) to be engaged to perform the services required hereunder are to be engaged by the GROUP, and shall under no circumstances be considered the employee(s) of the COMPANY or the Facility. The GROUP shall be responsible for any payroll and similar taxes related to its engagement of the physician(s), and neither the GROUP nor its physician(s) shall be entitled to any benefits afforded to the employees of the COMPANY. The GROUP agrees to indemnify and hold the COMPANY harmless from any and all loss or liability arising with respect to such payments, withholdings and benefits, if any. In the event the United States Internal Revenue Service ("IRS") should question or challenge the worker status of the GROUP or its physicians, the parties hereto mutually agree that both the GROUP and the COMPANY shall have the right to participate in any discussion or negotiation occurring with the IRS, irrespective of or by whom such discussions or negotiations are initiated; and, each party shall notify the other in advance of any planned meeting or discussion.

         4.2 No Agency. The GROUP shall not have the right or authority and hereby expressly covenants not to enter into a contract in the name of the COMPANY or otherwise bind the COMPANY, in any way, without the express written consent of the COMPANY. The GROUP shall hold the COMPANY harmless from any loss attributable to a violation of this covenant. However, GROUP shall advise and assist the COMPANY in securing and retaining contracts in the name and for the account of the COMPANY with such individuals or entities necessary for the proper and efficient functioning of the COMPANY.

         4.3 Access to Records. If it is ultimately determined that Section 952 of the Omnibus Reconciliation Act of 1980 applies to this Agreement, then until the expiration of four (4) years after the furnishing of services provided under this Agreement, the GROUP will make available to the Secretary of the United States Department of Health and Human Services, the United States Comptroller General, and their representatives, this Agreement and all books, documents and records necessary to certify the nature and extent of the costs of those services. If the GROUP carries out the duties of this Agreement through a subcontract worth $10,000 or more over a twelve-month period with a related organization, the subcontract will also contain an access clause to permit access by the Secretary, Comptroller General, and their representatives to the related organization's books, documents and records.

                                   ARTICLE V
                                   INSURANCE

         5.1 Minimum Insurance Coverage. The GROUP shall purchase and maintain at its expense for itself and physicians providing services to the GROUP professional and general liability insurance coverage from a commercial insurance company licensed to transact insurance in the State of Indiana in such an amount to qualify the GROUP under IC Section 27-12-1-1 et seq. as a "health care provider." The GROUP shall purchase and maintain at its expense for itself and physicians providing services to the GROUP professional and general liability insurance coverage from a commercial insurance company licensed to transact insurance in the State of Ohio in an amount equal to $200,000 per occurrence, $600,000 aggregate and an umbrella policy in the amount of $10,000,000.

         5.2 Continuing Coverage. If the GROUP either changes insurance carriers for any reason or switches from "claims made" to "occurrence" coverage, or has the Minimum Coverage terminated for any reason, then the GROUP shall obtain the requisite Minimum Coverage with prior acts coverage containing a retroactive date sufficient to cover any claims arising out of acts which occurred from the Effective Date of this Agreement through and including the expiration date of the current coverage.

         5.3 Evidence of Coverage. On execution of this Agreement and annually thereafter or on reasonable request, the GROUP shall provide the COMPANY with certificates of insurance or other written instruments acceptable to the COMPANY evidencing purchase of the requisite Minimum Coverage for itself and each of the GROUP's physicians. The GROUP shall notify the COMPANY at least sixty (60) days prior to the voluntary cancellation or termination of any Minimum Coverages and immediately upon receipt of any notice of involuntary cancellation or termination of any Minimum Coverages.

                                   ARTICLE VI
                                REPRESENTATIONS

         6.1 Representations and Warranties. In performing services under this Agreement, the GROUP covenants and warrants that it:

              (a) Is licensed to conduct its business in the States of Indiana or Ohio, and shall engage only physician(s) who are licensed without restriction to practice medicine in Indiana or Ohio and who never have had any such license in this or any other state limited, withdrawn, suspended, subject to reprimand, curtailed, placed on probation or revoked;

              (b) Shall engage only physician(s) who is(are) board eligible or board certified in the specialty of nephrology as recognized by the American Board of Medical Specialists;

              (c) Shall engage only physician(s) who is(are) a member(s) of the active medical staff of a local hospital and has(have) at least one (1) year experience or training in the care of patients at an end stage renal disease treatment facility;

              (d) Shall engage only physician(s) who has(have) never been denied membership or reappointment to membership on the medical staff of any health care facility, and no health care facility medical staff membership or clinical privileges of a physician have ever been limited, suspended, curtailed, revoked, placed on probation or withdrawn, subject to reprimand whether voluntarily or as a result of action (either formal or informal) initiated by any health care facility or its medical staff;

              (e) Shall require its physician(s) to use their best and most diligent efforts and professional skills and judgment in rendering services under this Agreement;

              (f) Shall require its physician(s) to immediately notify the COMPANY of any denial, suspension, revocation or curtailment of licensure or certification status, medical staff membership or clinical privileges held by such physician(s) with any state, company, payor or health care facility;

              (g) Has notified the COMPANY of each action or claim alleging professional negligence filed or asserted against any engaged physician within the previous five (5) years and a current status and/or ultimate resolution of such claim and will immediately notify the COMPANY in writing of its receipt of any action, claim or lawsuit alleging professional negligence lodged against any engaged physician individually or against any partnership, professional corporation or association with which any engaged physician is affiliated;

              (h) Shall, for itself, and for each physician provided hereunder, immediately notify the COMPANY of any sanction, threatened sanction, investigation or proceeding by any governmental agency or any entity regarding its or such physician's(s') participation in the Medicare, Medicaid program or any third party payor program in which the GROUP participates; and

              (i) Shall cause each physician within the GROUP or other physicians performing services on behalf of the GROUP hereunder (as may be approved by the COMPANY), to execute this Agreement (i) demonstrating each physician's understanding of this Agreement and its provisions, including the understanding that he or she will not retain privileges at the Facility if this Agreement is terminated for cause or if their employment or contractual relationship with the GROUP is terminated for any cause and (ii) agreeing to be bound by Article VII as provided therein.

                                  ARTICLE VII
                        CONFIDENTIALITY, NONCOMPETITION
                          AND NONSOLICITATION COVENANT

         7.1  Additional Covenants.

              (a) The GROUP agrees that, during the term of this Agreement with the COMPANY, and for a period of two (2) years after the termination of this Agreement, the GROUP will not in any manner, directly or indirectly, by itself or in conjunction with any other person, (i) conduct any of the activities or perform any of the responsibilities delineated in Article I ("Services") of this Agreement for any business entity that is competitive with the business of the COMPANY or (ii) establish or own any financial, beneficial or other interest in (other than an interest consisting of less than one percent (1%) of a class of publicly traded security), make any loan to or for the benefit of, or render any managerial, marketing or other business advice, to any entity that is then conducting activities that are competitive with those of the business of the COMPANY, in either case within a geographic territory defined as the greater of
(I) a seventy-five (75) mile radius of the Facility, or (II) the geographic area, as narrowly construed as is practicable, from which the GROUP received patients at the Facility in the performance of the GROUP's duties as medical director of the Facility. For purposes of this Article, the "business of the COMPANY" shall mean owning or operating a renal dialysis center, unit or facility.

         The terms and provisions of this Article VII shall also apply to each physician of the GROUP or other physician performing services on behalf of the GROUP hereunder (as may be approved by the COMPANY), any member or shareholder of any professional corporation or association of which a GROUP is a shareholder or any person with whom the GROUP is associated in partnership and in or with respect to which by virtue of said professional corporation or partnership the GROUP receives an indirect financial benefit. The time periods applicable to this Article VII are the earlier of (i) the termination or expiration of this Agreement or (ii) a physician's departure from the GROUP or a physician's cessation of services hereunder on behalf of the GROUP.

              (b) The GROUP further agrees that, for a period of five (5) years after the termination of GROUP's employment with the COMPANY, the GROUP will keep confidential and not directly divulge, or allow through reasonable care to be divulged to anyone, or use or otherwise appropriate for the GROUP's own benefit or for the benefit of others, any knowledge or information of a confidential nature with respect to the COMPANY's current business, COMPANY itself, or any of its affiliates, including all trade secrets, pricing information, marketing information or technical information (hereinafter referred to as the "Confidential Data"), except for (i) a disclosure that is required by law; or (ii) information that has been made generally available to the public by the act of one who has the right to disclose such information. The GROUP hereby acknowledges and agrees that the prohibitions against disclosure of Confidential Data recited herein are in addition to, and not in lieu of, any rights or remedies which the COMPANY may have available pursuant to the laws of any jurisdiction or at common law to prevent the disclosure of confidential information, and the enforcement by the COMPANY of its rights and remedies pursuant hereto shall not be construed as a waiver of any other rights or available remedies which the COMPANY may possess in law or equity. The GROUP acknowledges that the COMPANY has taken reasonable and appropriate steps to ensure the confidentiality and non-disclosure of all such Confidential Data. For purposes of this Section, the COMPANY's "current business" shall mean owning or opening a renal dialysis center, unit or facility.

              (c) The GROUP also agrees that, for a period of three (3) years after the termination of GROUP's agreement with the COMPANY, the GROUP will not, for its own benefit or the benefit of others, solicit any person or entity that has or has had, or disrupt or attempt to disrupt, any relationship, contractual or otherwise, with the COMPANY (including any patient, payor, physician, provider, managed care organization or supplier) at any time during the GROUP's Agreement with the COMPANY, for the purpose of assisting, or creating such a relationship for, any business entity that is competitive with the COMPANY. For purposes of this Section, a business entity is competitive with the COMPANY if it provides or offers any renal dialysis service that is provided by the COMPANY.

              (d) The GROUP further agrees that, for a period of three (3) years after the termination of GROUP's Agreement with the COMPANY, the GROUP shall not induce, nor attempt to induce, any employee of the COMPANY, or any of its affiliates, to terminate his or her association with the COMPANY or any of its affiliates.

              (e) These covenants are considered by the parties hereto to be fair, reasonable and integral for the protection of the COMPANY. The parties mutually agree that if a violation of any of these covenants occurs, such violation or any threatened violation will cause irreparable injury to the COMPANY and the remedy at law for any such violation or threatened violation will be inadequate. The parties acknowledge that these covenants will survive, and remain in effect and enforceable after, termination of this Agreement.

              (f) Nothing in these covenants shall be deemed to prohibit the physicians of the GROUP from exercising their medical judgment concerning the medical treatment of a patient in any manner whatsoever in any location whatsoever, and shall not be deemed to require the referral of any such patient to any facility of the COMPANY or any of its affiliates. The GROUP acknowledges that enforcement of this covenant will not prevent a physician of the GROUP from earning a living by practicing medicine or nephrology.

              (g) The GROUP hereby further agrees that prior to the engagement of any physician as an independent contractor or the employment of a physician to perform services for the patients or medical practice of the GROUP, the GROUP will require as a condition of said physician's engagement or employment that the physician enter into a supplemental non-compete agreement with the COMPANY like the one contained within. It is expressly understood and agreed by the GROUP that its promises in this subparagraph (g) have served as a material inducement to the COMPANY to enter into this Agreement.

                                  ARTICLE VIII
                                 MISCELLANEOUS

         8.1 Notices. Any notices to be given under this Agreement shall be deemed given if sent U.S. certified mail, return receipt requested, to the parties at the following addresses:

         GROUP:                   Indiana Dialysis Management, P.C.
                                  7900 West Jefferson Boulevard, Suite 201
                                  Fort Wayne, Indiana  46802
                                  Attn: Stephen D. McMurray, M.D.

         COMPANY:                 Renal Care Group, Inc.
                                  1801 West End, Suite 1100
                                  Nashville, Tennessee  37202
                                  Attn:   Executive Vice-President
                                          & Chief Operating Officer


         If either party desires to change either the address or the person to whom notice is to be given, such change must be done in writing delivered to the parties.

         8.2 Amendments. This Agreement may be amended at any time by mutual agreement of the parties hereto, but any such amendment shall not be operative or valid unless the same is reduced to writing and approved by the parties hereto.

         8.3 Assignability. This Agreement shall not be assignable by the GROUP and the GROUP shall not assign any of its rights or obligations under this Agreement without consent of the COMPANY.

         8.4 Severability and Termination Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws in effect during the term of this Agreement, the legality, validity or enforceability of the remaining provisions of this Agreement shall not be affected thereby, and in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be legal, valid and enforceable.

         8.5 Headings. The headings of this Agreement are inserted for convenience only and are not to be considered in construction of the provisions hereof.

         8.6 Entire Agreement. This Agreement constitutes the full contract and agreement of the parties, superseding all prior or contemporaneous agreements, either oral or written.

         8.7 Construction of the Agreement and Binding Effect. This Agreement shall be construed and interpreted according to the laws of the State of Tennessee.

         8.8 Non-Waiver. The failure of either party to exercise any of its rights under this Agreement for a breach thereof shall not be deemed to be a waiver of such rights or a waiver of any subsequent breach.

         8.9 Disputes and Governing Law. The parties agree that any dispute arising in connection with, or relating to, this Agreement or the termination of this Agreement, to the maximum extent allowed by applicable law, shall be subject to resolution through informal methods and, failing such efforts, through arbitration. Either party may notify the other party of the existence of a dispute by written notice to the address indicated hereinabove. The parties shall thereafter attempt in good faith to resolve their differences within thirty (30) days after the receipt of such notice. If the dispute cannot be resolved within such 30-day period, either party may file a written demand for arbitration with the other party. The arbitration shall proceed in accordance with the terms of the Federal Arbitration Act and the rules and procedures of the American Arbitration Association. A single arbitrator shall be appointed through the American Arbitration Association's procedures to resolve the dispute.

         The parties agree that in the event arbitration is necessary, the laws of the State of Tennessee and any applicable federal law shall apply. The place of the arbitration shall be Nashville, Tennessee.

         The award of the arbitrator shall be binding and conclusive upon the parties. Either party shall have the right to have the award made the judgment of a court of competent jurisdiction in the State of Tennessee.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written to be effective as provided hereinabove.

     COMPANY:                          RENAL CARE GROUP, INC.


                                       By:     /s/ Sam A. Brooks
                                               -----------------

                                       Title:  President
                                               -----------------

     GROUP:                            INDIANA DIALYSIS MANAGEMENT, P.C.


                                       By:     /s/ Stephen D. McMurray, M.D.
                                               -----------------------------
                                               Stephen D. McMurray, M.D.

                                       Title:  President
                                               -----------------------------


The physicians executing below make the acknowledgment set forth in Section 6(i) and agree to be bound by Article VII as provided therein.

      PHYSICIANS:                       /s/ Stephen McMurray, M.D.
                                        ---------------------------
                                        Stephen McMurray, M.D.


                                        /s/ Robert L. Dettmer, M.D.
                                        ---------------------------
                                        Robert L. Dettmer, M.D.


                                        /s/ Richard Nielsen, M.D.
                                        ---------------------------
                                        Richard Nielsen, M.D.





                                        /s/ John Dyer, M.D.
                                        ---------------------------
                                        John Dyer, M.D.